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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49592) pertaining to the Mutual Savings Bank Savings and Investment Plan (n/k/a the Bank Mutual Corporation 401k Plan) and the First Northern Savings Bank 401(k) Savings Plan (now combined into the Bank Mutual Corporation 401k Plan) and in the Registration Statement (Form S-8 No. 333-60498) pertaining to the Bank Mutual Corporation 2001 Stock Incentive Plan, of our report dated January 31, 2003 except for Note 14 as to which date is March 16, 2003, with respect to the consolidated financial statements of Bank Mutual Corporation and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.


                                        /s/ ERNST & YOUNG LLP

March 20, 2003
Milwaukee, Wisconsin